SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                  June 2, 2000
                Date of Report (date of earliest event reported)


                                INFOGRAMES, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                  (IRS Employer Identification No. 95-3825313)
         (State of other jurisdiction of incorporation or organization)




                                417 Fifth Avenue
                               New York, NY 10016
                    (Address of principal executive offices)


                                 (212) 726-6500
              (Registrant's telephone number, including area code)





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ITEM 5.  OTHER EVENTS
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As a condition to continued listing on the Nasdaq Stock Market's ("Nasdaq")
National Market, Nasdaq rules require that the minimum bid price for the Company's common stock be at least $5 per share (the "Minimum Share Price Requirement"). The previously disclosed one-for-five reverse split of the Company's common stock is intended to bring the Company in compliance with the Minimum Share Price Requirement. The reverse stock split was scheduled to be effective as of the close of business on June 2, 2000. It has recently come to the Company's attention that an Information Statement describing the reverse stock split was not timely mailed to the Company's stockholders. Accordingly, the Company has determined to delay the effectiveness of the reverse stock split until the end of business on June 26, 2000 in order to allow the Company's stockholders time to review the Information Statement and an accompanying Information Statement Supplement.

As the Company does not currently satisfy the Minimum Share Price Requirement, the Company has been informed by the Staff of the Nasdaq that proceedings will be instituted to delist the Company's common stock from the Nasdaq Stock Market. On June 2, 2000, the Company filed a notice of appeal with the Nasdaq Listing Qualifications Hearings Department. This notice had the effect of automatically staying the delisting proceedings until a Nasdaq Listing Qualifications Panel (a "Panel") could be convened to consider the Company's appeal. The Company has been informed by the Staff of the Nasdaq Stock Market that the earliest a Panel could be convened to hear the Company's appeal would be in approximately 4 to 6 weeks.

Although the Company cannot predict whether its appeal will ultimately be successful, it believes that by the time the appeal is heard, the reverse stock split will be effective and the Company will otherwise be in compliance with Nasdaq requirements. In the event the appeal is not successful, the Company believes that its common stock would be eligible for listing on the Nasdaq Small Cap Market.





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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            INFOGRAMES, INC.


Date: June 2, 2000                          By:     /s/ David Fremed
                                            -------------------------------
                                            Name:   David Fremed
                                            Title:  Chief Financial Officer